CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 29, 2002 relating to the financial statements of I-trax, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/  PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 24, 2002